Exhibit 99-1

 NEWS BULLETIN
     FROM:


CalAmp Logo

FOR IMMEDIATE RELEASE

                    CalAmp to Record Non-Cash Impairment Charge

            FY 2008 Third Quarter Adjusted Basis Income Expected to
              Beat Prior Guidance; Revenues Within Prior Guidance


OXNARD, Calif., January 10, 2008--CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today filed with the U.S. Securities and Exchange Commission for a five day extension to file its
Form 10-Q for its fiscal 2008 third quarter ended December 1, 2007.   In
today's filing the Company reported that as a result of a significant decrease in recent business with a key Direct Broadcast Satellite (DBS) customer due to a product performance issue as previously disclosed, coupled with the recent substantial decline in the Company's market capitalization, the Company engaged an independent valuation specialist to conduct an interim goodwill impairment analysis as of December 1, 2007, the end of its fiscal third quarter, in accordance with the applicable accounting rules. This analysis indicated that the Company's goodwill has been impaired, notwithstanding the fact that the Company entered into a settlement agreement with this key DBS customer on December 14, 2007. Based on this analysis, the Company expects to record a non-cash impairment charge in the range of $64 million to $68 million for the quarter ended December 1, 2007, which net of tax represents a charge in the range of $2.38 to $2.48 per diluted share.

The Company also expects to report fiscal 2008 third quarter revenues of $32.1 million, which is within its previously reported guidance range. In addition, fiscal 2008 third quarter Adjusted Basis income (loss) from continuing operations is expected to be approximately breakeven, compared to the previously reported guidance range of $(0.01) to $(0.05) loss per diluted share. Adjusted Basis income (loss) from continuing operations excludes the impact of amortization of intangible assets, stock-based compensation expense and the aforementioned impairment charge, each net of tax where applicable.

CalAmp will release final results for the Company's fiscal 2008 third quarter after close of market on January 15, 2008, as previously announced. The Company will discuss its third quarter financial results and current business status during its quarterly conference call to be held on January 15, 2008, at 1:30 p.m. Pacific Time. A live audio webcast of the quarterly conference call can be accessed on the Company's web site, www.calamp.com. This link requires listeners to install either RealPlayer or Windows Media Player to access the event. An online replay of the audio broadcast will be available on the Company's web site after the completion of the live call.


About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the Company's ability to obtain a waiver from the lenders under its bank credit agreement of the event of default under the credit agreement, the Company's ability to successfully requalify with respect to the sale of products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K on May 17, 2007 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:                                AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                                   Lasse Glassen
Chief Financial Officer                        General Information
(805) 987-9000                                 (213) 486-6546
                                               lglassen@frbir.com